Exhibit 9.1

STOCK TRANSFER AGREEMENT

THIS STOCK TRANSFER AGREEMENT (the “Agreement”) is made and entered into as of December 22, 2009 by and between Brian Distelburger, an individual (the “Transferor”), and Lindsey Distelburger, an individual (the “Transferee”).

WITNESSETH THAT:

WHEREAS, Transferor is the beneficial owner of 9,410,500 shares of Common Stock and 295,710 shares of Series A Preferred Stock of Yext, Inc., a Delaware corporation;

WHEREAS, Transferor desires to transfer, assign and convey to Transferee 2,352,625 shares of Common Stock and 73,928 shares of Series A Preferred Stock (the “Shares”) in connection with the termination Transferor’s and Transferee’s marriage, and Transferee desires to accept the transfer, assignment and conveyance of the Shares subject to and upon the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Transferor and Transferee, intending to be legally bound, hereby agree as follows:

Section 1.              Transfer and Sale of Stock.

A.            Transfer of the Shares. Subject to the terms and provisions of this Agreement and in reliance upon the representations and warranties contained herein, Transferor agrees to transfer, assign and convey to Transferee the Shares.

B.            Closing. The Transaction contemplated by this Agreement shall be consummated (the “Closing”) concurrent with the execution and delivery of this Agreement and the Voting Trust Agreement, attached hereto as Exhibit A, by the Transferor and the Transferee and the execution by Transferee of the Adoption Agreement to the Company’s Second Amended and Restated Voting Agreement dated as of October 1, 2009 (the “Voting Agreement”) and a counterpart signature page to the Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of October 1, 2009 (the “ROFR Agreement”).

Section 2.              Representations and Warranties of Transferee. As of the Closing, Transferee hereby represents and warrants to Transferor that:

A.            Authorization. Transferee has full legal right, power and authority, and has obtained all approvals, to enter into this Agreement and to perform all of her obligations hereunder. This Agreement has been duly executed and delivered by Transferee and constitutes a legal, valid and binding obligation of Transferee enforceable in accordance with its terms.

Section 3.              Representations and Warranties of Transferor. As of the Closing, Transferor represents and warrants to Transferee as follows:

A.            Share Ownership. Transferor is the beneficial and record owner of the Shares and has valid and marketable title to the Shares, free and clear of any lien, pledge, encumbrance, charge or any claim of any third party. The Shares are subject to restrictions on transfer pursuant to the Voting Agreement and ROFR Agreement to which the Transferor is a party and by which he is bound. In connection with the transfer, Transferor will provide notice and request waiver and consent of the restrictions therein, subject to Transferee becoming a party to such agreements.

B.            Authorization. Transferor has full legal right, power and authority, and has obtained all approvals, to enter into this Agreement and to perform all of her obligations hereunder. This Agreement has been duly executed and delivered by Transferor and constitutes a legal, valid and binding obligation of Transferor enforceable in accordance with its terms.

C.            No Default. The execution and delivery of this Agreement or the compliance with the terms and provisions hereof by the Transferor will not result in the default by the Transferor of any judgment, order, writ, decree, rule, or regulation of any court or administrative agency, or will breach, conflict with, or result in a breach of any of the terms, conditions, or provisions of any agreement or instrument to which the Transferor is a party

Section 4.           Miscellaneous.

A.            Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

B.            Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of obligations hereunder shall be governed by the internal laws, not the laws of conflicts, of the State of New Jersey. Each party hereto hereby submits to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey for purposes of all legal proceedings arising out of or relating to this Agreement and the Transaction contemplated herein. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREIN.

C.               Execution. This Agreement may be signed in any number of counterparts, each of which together shall constitute one and the same Agreement.

D.               Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the transfer of the Shares by the Transferor to the Transferee, and contains, with the Voting Trust Agreement, the sole and entire agreement between the parties hereto with respect to the transfer of the Shares by the Transferor to the Transferee.

E.               Survival of Representations and Warranties. The representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the Transaction contemplated herein and remain in full force and effect, notwithstanding any investigation at any time made by or on behalf of the parties.

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F.             Severability. The invalidity or unenforceability in any jurisdiction of any term or provision herein shall not render invalid or unenforceable the remaining terms and provisions of this Agreement, or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

G.            No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the parties hereto, and no other person or entity shall be a third party beneficiary hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TRANSFEROR:

/s/ Brian Distelburger
Brian Distelburger

TRANSFEREE:

/s/ Lindsey Distelburger
Lindsey Distelburger

[Signature Page to Stock Transfer Agreement]

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EXHIBIT A

Voting Trust Agreement

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (the “Agreement”) is dated as of December 22, 2009, by and among Yext, Inc., a Delaware corporation (the “Company”), with an address at 75 Ninth Avenue, 7th Floor, New York, New York 10011, Brian Distelburger (the “Voting Trustee”) and Lindsey Distelburger (the “Shareholder”).

RECITALS

A.            As of the date hereof, the Shareholder is the record and beneficial owner of that number of shares (the “Shares”) of the Company, as listed on Schedule A, attached hereto.

B.            The Shareholder is entering into this Agreement with respect to the Shares plus any shares of Company that the Shareholder may acquire in the future (collectively referred to as the “Trust Shares”).

C.            This Agreement is intended to cover all matters upon which the Shareholder is entitled to vote.

D.            This Agreement is a voting trust agreement, entered into in accordance with the provisions of Section 218 of the Delaware General Corporation Law.

NOW, THEREFORE, in consideration of the premises and mutual covenants and undertakings set forth in this Agreement, the parties hereto agree as follows:

1.             Creation of Voting Trust.

1.1          Deposit of Shares. The Shareholder hereby transfers to the Voting Trustee all of the Shares of the Company now or at any time hereafter held by her during the term of this Agreement, however acquired, and shall immediately deposit with the Voting Trustee the certificates for such Shares now held by her, or which she may receive, duly endorsed in blank.

1.2          Delivery of Voting Trust Certificates. Upon receipt by the Voting Trustee of the certificates for any Trust Shares as provided in Section 1.1, the Voting Trustee shall hold such shares subject to the terms and conditions of this Agreement and shall promptly deliver or cause to be delivered to the Shareholder voting trust certificates (“Voting Trust Certificates”) representing the Trust Shares so deposited by the Shareholder in the form provided for in Section 2.1 hereof.

1.3          Issuance of Certificates of Voting Trustee. All certificates for Trust Shares transferred and delivered to the Voting Trustee pursuant to this Agreement shall be surrendered by the Voting Trustee to the Company and cancelled, and new certificates therefor fully paid and nonassessable shall promptly be issued by the Company to and in the name of the Voting Trustee (in its capacity as such). Such new certificates and any other certificates for shares issued to the Voting Trustee pursuant to Section 3.2 hereof shall be endorsed by the Company with the following legends:

“THE SHARES OF STOCK OF YEXT, INC. (THE “COMPANY”) REPRESENTED HEREBY ARE BEING ISSUED PURSUANT TO THE TERMS OF A VOTING TRUST AGREEMENT, DATED AS OF DECEMBER 22, 2009, BY AND AMONG THE COMPANY, THE VOTING TRUSTEE AND A SHAREHOLDER OF THE COMPANY, WHICH MAY BE EXAMINED IN THE REGISTERED OFFICES OF THE COMPANY.”

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR JURISDICTION. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE OR OTHER APPLICABLE SECURITIES LAWS OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF LEGAL COUNSEL (SUCH COUNSEL AND OPINION TO BE REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH SHARES MAY BE SOLD OR OTHERWISE TRANSFERRED WITHOUT SUCH REGISTRATION.”

1.4          Acceptance of Trust. The Voting Trustee accepts the trust created hereby in accordance with all of the terms and conditions contained in this Agreement.

2.             Voting Trust Certificates.

2.1          Form; Legends. The Voting Trust Certificates to be issued and delivered by the Voting Trustee under this Agreement in respect of any Trust Shares shall be substantially in the form of Exhibit 1 attached hereto, with such changes therein consistent with the provisions of this Agreement as the Voting Trustee may from time to time deem appropriate. Each Voting Trust Certificate shall have the following legends stamped, typed or otherwise legibly placed on the face or reverse side thereof:

“THE SALE, PLEDGE OR OTHER DISPOSITION OR TRANSFER OF THIS VOTING TRUST CERTIFICATE AND THE SHARES OF STOCK OF YEXT, INC. (THE “COMPANY”) REPRESENTED HEREBY IS RESTRICTED BY THE TERMS OF THE VOTING TRUST AGREEMENT, DATED AS OF DECEMBER [22], 2009 BY AND AMONG THE COMPANY, THE VOTING TRUSTEE AND A SHAREHOLDER OF THE COMPANY, WHICH MAY BE EXAMINED IN THE REGISTERED OFFICES OF THE COMPANY.”

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR JURISDICTION. SUCH SHARES MAY NOT BE SOLD OR

OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE OR OTHER APPLICABLE SECURITIES LAWS OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF LEGAL COUNSEL (SUCH COUNSEL AND OPINION TO BE REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH SHARES MAY BE SOLD OR OTHERWISE TRANSFERRED WITHOUT-SUCH REGISTRATION.”

3.             Dividends.

3.1        Cash Dividends. The Voting Trustee shall receive and hold, subject to the terms of this Agreement, any dividends or distributions declared and paid on the shares deposited hereunder and shall promptly distribute directly any such dividends or distributions to the Shareholder.

3.2        Share Dividends. The Voting Trustee shall receive and hold, subject to the terms of this Agreement, any voting securities of the Company issued in respect thereof by reason of any capital reorganization, stock split, combination or the like and shall promptly issue and deliver Voting Trust Certificates therefor to the Shareholder.

4.             The Voting Trustee.

4.1          Status. Any vacancy in the position of the Voting Trustee may be filled pursuant to Section 4.6 hereof.

4.2          Voting of Shares. Throughout the term of this Agreement and subject to the provisions of that certain Second Amended and Restated Voting Agreement, dated as of October 1, 2009 (the “Voting Agreement”) by and among the Company and the stockholders listed therein, the Voting Trustee shall possess and be entitled in its discretion to exercise all rights and power to vote the Trust Shares and to give consents with respect to any lawful corporate action, including without limitation, the election of directors, a merger or consolidation, an amendment or restatement of the certificate of incorporation, a statutory share exchange, the sale, lease or exchange of all or substantially all of the Company’s assets, and the liquidation or dissolution of the Company. During such time, no holder of Voting Trust Certificates shall have any rights or powers to vote such shares or to give consents with respect to or otherwise take part in any Company action.

4.3          Resignation. Any Voting Trustee may resign at any time upon giving thirty (30) days prior written notice of such resignation to the Company, the holders of the Voting Trust Certificates and the holders of the Shares of the Company. Such resignation shall take effect upon expiration of such thirty (30) day period, whereupon all powers, rights, and obligations of the resigning Voting Trustee under this Agreement shall cease and terminate provided that no resignation shall be effective until a successor Voting Trustee who is qualified to serve hereunder has accepted appointment in accordance with Section 4.5 below.

4.4          Removal. Subject to the requirement that a successor trustee be appointed in accordance with Section 4.5 hereof to replace the Voting Trustee whose removal is effected pursuant to this Section, the Voting Trustee may be removed only for gross negligence or willful misconduct as determined by the Board of Directors following the delivery by the Shareholder of a written statement, signed by the Shareholder, and delivered to the Corporation, at its principal office.

4.5          Successor Trustee. Promptly upon receipt of a notice of resignation from the Voting Trustee in accordance with Section 4.3 hereof or removal in accordance with Section 4.4, a successor trustee shall be appointed by holders of a majority of the Shares of the Company entitled to vote; provided that the Shareholder agrees to use its best efforts to fill such vacancy with Howard Lerman. Such successor trustee shall assume all powers, rights and obligations of the Voting Trustee hereunder immediately upon the effective date of resignation or removal of the Voting Trustee.

4.6          Vacancies. If any vacancy shall occur in the position of the Voting Trustee by reason of the death, removal, resignation, liquidation, dissolution, inability or refusal to act of the Voting Trustee, such vacancy shall be filled by the appointment of a successor by holders of a majority of the Shares of the Company entitled to vote; provided that the Shareholder agrees to use its best efforts to fill such vacancy with Howard Lerman. If there is at any time a vacancy, it is understood that the holders of the Voting Trust Certificates may not exercise the voting power of the stock evidenced by such certificates and that said voting power will accordingly remain suspended during such vacancy.

5.             Liability of Voting Trustee. The Voting Trustee shall not be personally liable for any acts or omissions taken as Voting Trustee except on account of willful misconduct.

6.             Holders of Voting Trust Certificates Bound; Waiver of Claims Against Voting Trustee. Every registered holder of a Voting Trust Certificate, and every bearer of a Voting Trust Certificate properly endorsed in blank or properly assigned, by the acceptance or holding thereof: (a) shall be deemed conclusively for all purposes to have assented to this Agreement and to all of its terms, conditions and provisions and shall be bound thereby with the same force and effect as if such holder or bearer had executed this Agreement, and (b) severally agrees to waive and by such act does waive any and all claims of every kind and nature which hereafter each such holder or bearer may have against the Voting Trustee, and agrees to release and by such act does release the Voting Trustee, its successors and assigns, from any liability whatsoever arising out of or in connection with the exercise of its powers or the performance of its duties hereunder, except liability for the willful misconduct of such Voting Trustee.

7.             Termination.

7.l            Termination Date. The Voting Trust created by this Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earlier to occur of (i) a merger or consolidation of the Company, (ii) the sale, lease or exchange of all or substantially all of the Company’s assets, (iii) the consummation of the Company’s first underwritten public offering of its common stock, and (iv) the requirement that the Company file periodic reports under the Securities and Exchange Act of 1934, as amended.

7.2        Exchange of Shares and Voting Trust Certificates. Upon termination of this Agreement, the Voting Trustee, in exchange for or upon surrender of any Voting Trust Certificates then outstanding, shall promptly, from the certificates for shares of capital stock received and held by it hereunder, deliver, to the holders of Voting Trust Certificates, certificates endorsed in blank for shares of capital stock representing the same number of shares of capital stock as are represented by such Voting Trust Certificates, and thereupon all liability of the Voting Trustee for delivery of such certificates shall terminate. The Company shall take all actions necessary to assist the Voting Trustee to issue such certificates.

8.          Miscellaneous.

8.1.         Construction of Agreement; Choice of Law. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. This Agreement shall not be construed in favor of or against any party on the basis that the party did or did not author this Agreement or any attachment related to it. It is intended that this Agreement shall be comprehensive in nature and shall be construed liberally to effect its purposes. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of Delaware without reference to choice or conflicts of law provisions thereof. The parties hereto (i) irrevocably consent to the sole and exclusive jurisdiction of the state and federal courts of the State of Delaware with respect to any dispute arising directly or indirectly out this Agreement provided that a party to this Agreement shall be entitled to enforce an order or judgment of such court in any United States or foreign court having jurisdiction over the other party or parties hereto, (ii) irrevocably waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) irrevocably waive, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, and (iv) agree that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided for the giving of notice hereunder.

8.2          Binding Effect; Counterparts; Facsimile Signature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

8.3          Notices. All notices, requests, consents and other communications hereunder shall be in writing, addressed to the receiving party’s address as set forth in the preamble to this Agreement or to such other address as a party may designate by notice hereunder, and either (i) delivered by hand, (ii) made by telex, telecopier or facsimile transmission, (iii) sent by overnight courier (to the extent that a party or its counsel uses a post office box, it shall be proper notice to send by overnight courier or delivery service without using the post office box), or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. In addition, a copy (which shall not itself constitute notice) of any communication sent to a party hereunder shall be sent to:

If to the Shareholder, to the address for the Shareholder listed on Schedule A hereto

If to the Voting Trustee, to:

Brian Distelburger

101 West 24th Street, Apt. 35E

NewYork, NY 10011

Tel.: [845 548 1205]

Fax: [      ]

If to the Company, to:

Yext, Inc.

75 Ninth Avenue, 7th Floor

New York, New York 10011

Tel.: [212 586 3943]

Fax: [646 224 8150]

Attention: President

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopier or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

8.4          No Waiver; Modification. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies conferred by this Agreement or shall preclude any other or further exercise thereof or the exercise of any other right, power and remedy. No term or provision of this Agreement may be amended, altered, modified, rescinded, supplemented, or terminated except by a writing signed by each of the parties hereto, except that the Shareholder’s consent shall be required only if the amendment directly and expressly negatively impacts his rights.

8.5          Complete Agreement. This Agreement (including the Exhibit hereto), the Voting Agreement and the Stock Transfer Agreement, dated as of the date hereof, contain the entire agreement of the parties with respect to the transfer and voting of the Shares and supersedes all prior negotiations and agreements between them.

8.6          Copy at Registered Office. A copy of this Agreement and of every agreement amending or supplementing this Agreement shall be kept by the Voting Trustee and by the Company on file in its registered offices, which are located at 75 Ninth Avenue, 7th Floor, New York, New York 10011, and which shall be open to inspection in accordance with the requirements of law.

8.7          No Other Restrictions. Nothing in this Agreement shall restrict the right of the Shareholder or any successor owner of the Shares of the Corporation from selling, transferring, pledging or otherwise encumbering, all or a portion thereof, subject to the terms and conditions of this Agreement, the Voting Agreement, the Right of First Refusal and Co-Sale Agreement, by and among the Company, the Voting Trustee and certain other stockholders of the Company, dated as of October 1, 2009, as appropriate.

[signature page follows]

IN WITNESS HEREOF, the respective parties have caused this Agreement to be executed as of the date first above written.

SHAREHOLDER:

/s/ Lindsey Distelburger
Lindsey Distelburger

VOTING TRUSTEE:

/s/ Brian Distelburger
Brian Distelburger

THE COMPANY:

Yext, Inc.

By:	/s/ Howard Lerman
	Name:	Howard Lerman
	Title:	CEO

Schedule A

	Shares of Common Stock	Shares of Preferred Stock
Lindsey Distelburger	2,352,625	73,928
[***]

EXHIBIT 1

YEXT, INC.

(A Delaware Corporation)

No.	Shares

VOTING TRUST CERTIFICATE

THIS IS TO CERTIFY THAT:

1.             This Certificate is issued pursuant to, and the rights of the holder hereof are subject to, the terms and conditions of a Voting Trust Agreement (the “Voting Trust Agreement”), dated as of December [22], 2009 between Lindsey Distelburger (the “Holder”), and Brian Distelburger, as Voting Trustee (together with its successors, the “Voting Trustee”). Copies of the Voting Trust Agreement are kept on file by the Voting Trustee and by Yext Inc. (the “Company”), in its registered office located at 75 Ninth Avenue, 7th Floor, New York, New York 10011 and are open to inspection in accordance with the requirements of law.

2.             By delivery of this Certificate, the holder hereof and every transferee agree to be bound by the terms of this Certificate and of the Voting Trust Agreement.

3.             On [         ], 2020 (or upon such later date as may be provided by further agreement lawfully extending the term of the voting trust created pursuant to the Voting Trustee Agreement), the Holder shall be entitled to receive a certificate or certificates endorsed in blank for an aggregate of           shares of the Company (the “Shares”) and in the meantime from time to time to receive payments equal to cash dividends, if any, collected by or for the account of the Voting Trustee upon a like number of such shares standing in its name. If the Voting Trustee shall receive any certificates for the Shares issued by way of dividend upon or in exchange for the certificates for shares represented by this Certificate, the Voting Trustee shall hold such certificates in accordance with the terms of the Voting Trustee Agreement and shall issue Voting Trust Certificates therefor.

4.             Until the retransfer to the Holder hereof of certificates for the Shares represented by this Certificate, the Voting Trustee shall possess and be entitled in its discretion to exercise all rights and powers to vote such shares as provided in the Voting Trust Agreement, and to give consents with respect to any lawful corporate action, and no Holder of this Certificate shall in such capacity have any rights or power to vote such shares or to give consents with respect to or otherwise take part in any corporate action.

5.             This Certificate is transferable only on the books of the Voting Trustee to be kept by it or its agents upon surrender hereof (duly endorsed in blank or accompanied by a proper instrument of assignment duly executed in blank, together with all requisite transfer tax stamps attached thereto and an amount sufficient to pay all United States federal, state and local taxes or other governmental charges, if any, then payable in respect of such transfer) by the registered holder in person or by such holder’s duly authorized attorney. Until this certificate is transferred as above, the Voting Trustee may treat the registered holder hereof as the absolute owner hereof for all purposes whatsoever.

6.             This Certificate is not valid unless signed by the Voting Trustee.

7.             In the event of any inconsistency or conflict between the provisions of the Voting Trust Certificates and the provisions of the Voting Trust Agreement, the provisions of the Voting Trust Agreement shall govern and control in all respects.

IN WITNESS WHEREOF, the undersigned Voting Trustee has caused this Certificate to be signed as of the 22nd day of December, 2009.

VOTING TRUSTEE

/s/ Brian Distelburger
Brian Distelburger

SALE, PLEDGE OR OTHER DISPOSITION OR TRANSFER OF THIS VOTING TRUST CERTIFICATE AND THE SHARES OF STOCK OF YEXT INC. (THE “COMPANY”) REPRESENTED HEREBY IS RESTRICTED BY THE TERMS OF THE VOTING TRUST AGREEMENT, DATED AS OF DECEMBER 22, 2009, BY AND AMONG THE COMPANY, THE VOTING TRUSTEE AND EACH OF THE SHAREHOLDERS OF THE COMPANY, WHICH MAY BE EXAMINED IN THE REGISTERED OFFICES OF THE COMPANY.

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR JURISDICTION. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE OR OTHER APPLICABLE SECURITIES LAWS OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF LEGAL COUNSEL (SUCH COUNSEL AND OPINION TO BE REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH SHARES MAY BE SOLD OR OTHERWISE TRANSFERRED WITHOUT SUCH REGISTRATION.

STOCK POWER

FOR VALUE RECEIVED, Brian Distelburger hereby sells, assigns and transfers unto Lindsey Distelburger (i) Two Million Three Hundred Fifty-Two Thousand Six Hundred Twenty-Five (2,352,625) shares of the Common Stock, par value $0.001 per share (the “Common Stock”) of Yext, Inc., a Delaware corporation formerly known as Alpha Creations Corporation and Gym Interactive Corporation (the “Corporation”), standing in its name on the books of said Corporation represented by Certificate No. C-13, and (ii) Seventy-Three Thousand Nine Hundred Twenty-Eight (73,928) shares of the Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) of the Corporation, standing in its name on the books of said Corporation represented by Certificate No. PA-41, and does hereby irrevocably constitute and appoint the Secretary of the Corporation as attorney to transfer the said Common Stock and Series A Preferred Stock on the books of said Corporation with full power of substitution in the premises.

As of immediately prior to the execution of this Stock Power, Certificate No. C-13 represents 9,410,500 shares of the Common Stock held by Brian Distelburger, and Certificate No. PA-41 represents 295,710 shares of the Series A Preferred Stock held by Brian Distelburger.

As a result of the transfer effectuated pursuant to this Stock Power, (a) Certificate No. C-13 shall be canceled and (i) a new Certificate No. C-34 shall be created and issued to Brian Distelburger, which certificate shall represent Seven Million Fifty-Seven Thousand Eight Hundred Seventy-Five (7,057,875) shares of the Common Stock, and (ii) a new Certificate No. C-35 shall be created and issued to Lindsey Distelburger, which certificate shall represent Two Million Three Hundred Fifty-Two Thousand Six Hundred Twenty-Five (2,352,625) shares of the Common Stock, and (b) Certificate No. PA-41 shall be canceled and (i) a new Certificate No. PA-43 shall be created and issued to Brian Distelburger, which certificate shall represent Two Hundred Twenty-One Thousand Seven Hundred Eighty-Two (221,782) shares of the Series A Preferred Stock, and (ii) a new Certificate No. PA-44 shall be created and issued to Lindsey Distelburger, which certificate shall represent Seventy-Three Thousand Nine Hundred Twenty-Eight (73,928) shares of the Series A Preferred Stock.

Dated: December 22, 2009

In the presence of:

/s/ Brian Distelburger
Brian Distelburger